                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                    Netopia, Inc.
                                   (Name of Issuer)

                             Common Stock Par Value $.001

                            (Title of Class of Securities)

                                      307394106
                                    (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 307394106                    13G                  Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners V, Limited Partnership
06-1332464
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  693,789 shares of
Shares                                                      common stock
Beneficially        (6)  Shared Voting Power                Not applicable
Owned by
Each                (7)  Sole Dispositive Power             693,789 shares of
Reporting                                                   common stock
Person              (8)  Shared Dispositive Power           Not applicable
With

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   693,789 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]
-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.0%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 307394106                    13G                  Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates V, LLC
06-1462391
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                693,789 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           693,789 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   693,789 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.0%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   00-LLC

Cusip No. 307394106                    13G                  Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates Fund, Limited Partnership
06-1334685
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  23,067 shares of
Shares                                                      common stock
Beneficially        (6)  Shared Voting Power                Not applicable
Owned by
Each                (7)  Sole Dispositive Power             23,067 shares of
Reporting                                                   common stock
Person              (8)  Shared Dispositive Power           Not applicable
With

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   23,067 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 307394106                   13G                   Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates
06-1334686
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Connecticut
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                23,067 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           23,067 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   23,067 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 307394106                    13G                  Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                716,856 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           716,856 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   716,856 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 307394106                    13G                  Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                716,856 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           716,856 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   716,856 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                    13G                  Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                716,856 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           716,856 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   716,856 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                    13G                  Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                716,856 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           716,856 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   716,856 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                    13G                  Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                693,789 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           693,789 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   693,789 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.0%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                    13G                  Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                716,856 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           716,856 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   716,856 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.2%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 307394106                    13G                  Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [   ]
                                                                      (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                  Not applicable
Shares
Beneficially        (6)  Shared Voting Power                716,856 shares of
Owned by                                                    common stock
Each                (7)  Sole Dispositive Power             Not applicable
Reporting
Person              (8)  Shared Dispositive Power           716,856 shares of
With                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   716,856 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   6.2%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                            Page 13 of 19 pages

                                     Schedule 13G

                                   Amendment No. 1
                            Common Stock, Par Value $.001
                                 CUSIP No. 307394106

Item 1(a)      Name of Issuer:
               Netopia, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               2470 Mariner Square Loop
               Alameda, CA 94501

Item 2(a)      Name of Person filing:

     Oak Investment Partners V, Limited Partnership
     Oak Associates V, LLC
     Oak V Affiliates Fund, Limited Partnership
     Oak V Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, $.001 par value

Item 2(e)      CUSIP Number: 307394106

Item 3         Not Applicable.

Item 4         Ownership.


     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 11,514,819 shares outstanding as of December 1, 1997, as reported in the Issuer's Form 10-K/A, dated January 8, 1998, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 24,450 shares of Common Stock and 550 shares of Common Stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners V,
                              Limited Partnership

                              By:  Oak Associates V, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------------------
                                   Managing Member

                              Oak Associates V, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------------------
                                   Managing Member


                              Oak V Affiliates Fund, Limited
                              Partnership

                              By:  Oak V Affiliates, As General
                                   Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------------------
                                   General Partner


                              Oak V Affiliates


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------------------
                                   General Partner

                              OAK MANAGEMENT CORPORATION


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------------------
                              Name:     Edward F. Glassmeyer
                              Title:    President



                                   /s/ Bandel L. Carano
                                   ------------------------------------------
                                   Bandel L. Carano



                                   /s/ Fredric W. Harman
                                   ------------------------------------------
                                   Fredric W. Harman



                                   /s/ Gerald R. Gallagher
                                   ------------------------------------------
                                   Gerald R. Gallagher



                                   /s/ Edward F. Glassmeyer
                                   ------------------------------------------
                                   Edward F. Glassmeyer



                                   /s/ Ann H. Lamont
                                   ------------------------------------------
                                   Ann H. Lamont



                                   /s/ Eileen M. More
                                   ------------------------------------------
                                   Eileen M. More

                                  INDEX TO EXHIBITS
                                  -----------------

                                                          Page
                                                          ----

EXHIBIT A           Agreement of Reporting Persons         18